                                                                    EXHIBIT 23.1


                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

MCA Financial Corp.
Southfield, Michigan

We have issued our report dated April 28, 1997 accompanying the consolidated financial statements of MCA Financial Corp. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts".



/s/ Moore Stephens Doeren Mayhew, P.C.           /s/ Grant Thornton LLP
Moore Stephens Doeren Mayhew, P.C.               Grant Thornton LLP
Troy, Michigan                                   Detroit, Michigan
May 16, 1997                                     May 16, 1997